EXHIBIT 99.1

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO

                (727) 803-7135

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2007	2006
Net sales	$29,693,066	$31,136,543

Costs and expenses:
Cost of goods sold	19,846,101	21,031,410
Selling and administrative expenses	9,560,278	9,032,825
Interest expense	92,092	120,082

	29,498,471	30,184,317

Earnings before taxes on income	194,595	952,226
Taxes on income	70,000	400,000

Net earnings	$124,595	$552,226

Basic net earnings per common share	$0.02	$0.08

Diluted net earnings per common share	$0.02	$0.08

Dividends per common share	$0.135	$0.135

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

ASSETS
	2007	2006
CURRENT ASSETS:
Cash and cash equivalents	$3,128,433	$10,107,484
Accounts receivable and other current assets	28,578,800	27,676,739
Inventories	34,413,438	35,412,630

TOTAL CURRENT ASSETS	66,120,671	73,196,853

PROPERTY, PLANT AND EQUIPMENT, NET	15,394,660	17,266,675
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	952,635	1,190,794
OTHER ASSETS	1,512,428	2,809,800

	$85,597,805	$96,081,533

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,841,698	$6,794,405
Accrued expenses	2,538,045	3,375,485
Current portion of long-term debt	1,471,929	1,706,013

TOTAL CURRENT LIABILITIES	9,851,672	11,875,903

LONG-TERM DEBT	1,823,840	3,295,769
LONG-TERM PENSION LIABILITY	1,115,819	—
OTHER LONG-TERM LIABILITIES	642,000	—
DEFERRED INCOME TAXES	310,000	800,000
SHAREHOLDERS' EQUITY	71,854,474	80,109,861

	$85,597,805	$96,081,533